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                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



Date of Report:  NOVEMBER 20, 1995

Date of Earliest Event Reported:  NOVEMBER 16, 1995


                               THE ROUSE COMPANY
             (Exact name of registrant as specified in its charter)

MARYLAND                                0-1743                52-0735512
(State or other jurisdiction   (Commission File Number)     (IRS Employer
 of Incorporation)                                      Indentification Number)

10275 LITTLE PATUXENT PARKWAY
COLUMBIA, MARYLAND                                              21044-3456
(Address of principal executive offices)                        (Zip code)

Registrant's telephone number, including area code: (410) 992-6000

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ITEM 5.   OTHER EVENTS.

          The Company and certain of its affiliates have been defendants in a lawsuit brought in Louisiana state court in 1990. The plaintiff, Robert P. Guastella Equities, Inc., a former tenant at Riverwalk, a retail center in New Orleans, Louisiana, which is owned and operated by an affiliate of the Company, alleged in the lawsuit that the defendants breached plaintiff's lease for the operation of a restaurant at Riverwalk. In 1993, a jury returned a verdict against the defendants upon which judgment was entered by the trial court on January 7, 1994, in the total net amount of approximately $9,128,000 plus interest from the date the suit was filed. The trial court also entered an amended judgment in which it awarded the plaintiff $450,000 in attorneys' fees.

          On May 23, 1994, the Company appealed this judgment to the Louisiana Court of Appeals, Fourth Circuit. On November 16, 1995, the Louisiana Court of Appeals denied the Company's appeal in a 2 to 1 decision and left standing the judgment, but reduced the judgment by $240,000. The Company believes that the verdict and judgment are contrary to the facts and applicable law. The Company intends to file a motion for reconsideration with the Louisiana Court of Appeals and, if that motion is denied, intends to petition the Louisiana Supreme Court to hear the appeal.

          However, the Company has determined that it will record in the fourth quarter of 1995 a pre-tax provision in the amount of $12,316,000, representing the full amount of the modified award (including attorneys' fees) plus interest, less pre-tax provisions previously recorded totaling $1,150,000. The Company expects that the provision will cause a net loss for the fourth quarter and for the full year 1995. The Company believes that the ultimate disposition of this matter will not have a material adverse effect on the Company's consolidated financial position or liquidity.

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                                   SIGNATURES


          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    THE ROUSE COMPANY



November 20, 1995                   By: /s/Anthony W. Deering
                                        ------------------------------------
                                        Anthony W. Deering
                                        President and Chief Executive Officer

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